Contact:

Sjoerd Dijkstra, DaimlerChrysler; 248-512-2662
Debi Nicholson, Freightliner Corp.; 503-735-8535
Fred Heiler, Mercedes-Benz USA; 201-573-2245
Mindy Kramer, Sirius Satellite Radio; 212-584-5138

                     DAIMLERCHRYSLER TO INVEST $100 MILLION
                            IN SIRIUS SATELLITE RADIO

 AUTOMAKER TO INSTALL SATELLITE RECEIVERS IN ITS VEHICLE LINES INCLUDING HEAVY
                             TRUCKS AND LUXURY CARS

AUBURN HILLS, MICH. - FEBRUARY 1, 2000 - DaimlerChrysler (NYSE: DCX) and Sirius Satellite Radio (Nasdaq: SIRI) today announced an agreement to bring satellite radio to DaimlerChrysler customers beginning next year.

Sirius Radio will provide DaimlerChrysler customers with seamless coast-to-coast coverage of up to 100 channels of programming, including 50 channels of commercial-free music and up to 50 channels of news, sports and entertainment for a monthly subscription fee of $9.95.

Under the terms of the agreement, DaimlerChrysler Corporation will purchase $100 million of Sirius common stock and exclusively factory-install Sirius receivers in DaimlerChrysler cars and light trucks.

The arrangement includes all DaimlerChrysler brands sold in the United States, including Mercedes-Benz, Chrysler, Jeep'r', Dodge, Dodge Truck, as well as Freightliner and Sterling heavy trucks.

DaimlerChrysler and Sirius will also work together to develop innovative telematics functions using the Sirius national digital broadcasting system. These applications may include a range of wireless security, convenience and navigation services for DaimlerChrysler vehicle owners. This is a further step in DaimlerChrysler's strategy to create and develop technologies to better serve its customers.

DaimlerChrysler is North America's third largest auto manufacturer, selling more than 4.8 million vehicles worldwide per year. Freightliner is North America's largest heavy-duty truck manufacturer -- and the first truck manufacturer to agree to install satellite radios in commercial vehicles.

"We believe Sirius Radio has a superior system which will offer our vehicle owners tailored, commercial-free broadcasts across the country," said Jim Holden, President, DaimlerChrysler Corporation. "We see this arrangement as part of DaimlerChrysler's ongoing strategy to expand our business beyond the traditional automotive manufacturing and sale. This is all about DaimlerChrysler bringing new value and services to our Chrysler, Jeep and Dodge customers, and providing innovation in every area of their automotive experience."

"Luxury car owners expect the most advanced performance, information and entertainment technologies," added Ken Enders, Vice President of Marketing for Mercedes-Benz USA, Inc. "We believe Sirius Radio will provide our Mercedes-Benz clients with a revolution in audio information and entertainment."

"It is crucial that our commercial vehicle customers have the most advanced technologies and the best entertainment options for the long hours spent on the road," said Jim Hebe, President & CEO of Freightliner Corporation. "We expect this alliance to usher in a new era of commercial-free music and innovative news, talk and entertainment radio programming for motorists and truckers across the U.S."

"We're extremely pleased that one of the world's most respected automakers has made this significant commitment to our technology, our service and our company," said David Margolese, Sirius Chairman and Chief Executive. "We believe this decision affirms the superiority of our proprietary transmission technology and the power of our completely commercial-free music capability."

Sirius has alliances with eight leading automotive electronics manufacturers to produce digital receivers for the automotive aftermarket and for installation in new cars. These companies include Alpine, Audiovox, Clarion, Delphi Delco Electronics, Kenwood, Panasonic, Recoton, and Visteon.

Sirius Satellite Radio, www.siriusradio.com, is building a digital satellite radio system that will broadcast music and entertainment programming to motorists throughout the continental United States. The company has created alliances with critically acclaimed artists and on-air personalities, including Sting, Grandmaster Flash, and MC Lyte, who will have regularly scheduled programs on Sirius.

Sirius has also announced agreements with some of the world's foremost creators of compelling audio information and entertainment programming, including CNBC, National Public Radio, USA Networks/SCI FI Channel, Bloomberg and the BBC. The company has the exclusive right to carry the nationally acclaimed program "Car Talk" on satellite radio. Sirius expects to begin broadcasting nationally at the end of the fourth quarter of 2000.

The Chrysler group is headquartered in Auburn Hills, MI, and represents the brands Chrysler, Jeep, Dodge and Dodge Truck worldwide. Besting last year's record, the Chrysler group set a new all-time sales record in 1999, selling more than 3.2 million units.

Mercedes-Benz USA, a DaimlerChrysler company, is headquartered in Montvale, NJ. Mercedes-Benz USA became the top-selling luxury car company in the U.S. when it sold 189,437 vehicles in 1999, up 11 percent over last year's all-time record.

Freightliner Corporation, headquartered in Portland, OR, is the leading heavy truck manufacturer in North America. Freightliner produces and markets Class 3-8 vehicles under the Freightliner, Sterling, American LaFrance and Thomas Built Buses nameplates and is a DaimlerChrysler company, the world's largest commercial vehicle manufacturer.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to Sirius Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in Sirius Satellite Radio Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998, filed under the company's former name, CD Radio Inc. Among the key factors that have a direct bearing on Sirius Satellite Radio's results of operations are the potential risk of delay in implementing Sirius Satellite Radio's business plan; increased costs of construction and launch of necessary satellites; dependence on satellite construction and launch contractors; dependence on Lucent Technologies; risk of launch failure; unproven market and unproven applications of existing technology; unavailability of Sirius Satellite Radio receivers; and Sirius Satellite Radio's need for additional financing. Additional information regarding the relationship between DaimlerChrysler and Sirius is available in Sirius Satellite Radio's Current Report on form 8-K dated February 1, 2000.

                                      # # #

ON THE INTERNET

VISIT DAIMLERCHRYSLER'S MEDIA SERVICES WEB SITE AT:
                                  for additional DaimlerChrysler news.